EXHIBIT 12.01

EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

	Second Quarter	First Six Months
(Dollars in millions)	2008	2007	2008	2007

Earnings from continuing operations before income taxes (1)	$153	$151	$306	$291
Add:
Interest expense	25	25	51	53
Appropriate portion of rental expense (2)	4	5	9	10
Amortization of capitalized interest	2	(5)	4	(3)
Earnings as adjusted	$184	$176	$370	$351

Fixed charges:
Interest expense	$25	$25	$51	$53
Appropriate portion of rental expense (2)	4	5	9	10
Capitalized interest	4	4	9	8
Total fixed charges	$33	$34	$69	$71

Ratio of earnings to fixed charges	5.6x	5.2x	5.4x	4.9x

(1)
Because the Company has exited the PET business in the European region, results related to sales of PET products manufactured at the Spain, the Netherlands, and United Kingdom sites are presented as discontinued operations for all periods presented.  For additional information, see Note 2, "Discontinued Operations", to the Company's unaudited consolidated financial statements in Part I, Item 1 of this quarterly report on Form 10-Q.

(2)	For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

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